                                                                    EXHIBIT 2.2

                    FIRST AMENDMENT TO AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


                 THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 14, 1997 (this "Amendment"), is by and among Enron Corp., a Delaware corporation ("Enron"), Portland General Corporation, an Oregon corporation ("PGC"), and Enron Oregon Corp. (formerly New Falcon Corp.), an Oregon corporation and wholly owned subsidiary of Enron (the "Company").

                 WHEREAS, the parties hereto have entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of July 20, 1996 and amended and restated as of September 24, 1996 (as amended hereby, the "Agreement") (capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement);

                 WHEREAS, the Mergers and the transactions contemplated by the Agreement have been approved by the holders of Enron Common Stock at the Enron Special Meeting and by the holders of the PGC Common Stock at the PGC Special Meeting, each of which meetings was held on November 12, 1996;

                 WHEREAS, the Mergers and the transactions contemplated by the Agreement have received all regulatory approvals required in connection therewith, with the exception of the approval of the OPUC;

                 WHEREAS, the parties desire to amend certain provisions of the Agreement in order to facilitate receipt of OPUC's approval of Enron's merger approval application; and

                 WHEREAS, the boards of directors of Enron and PGC have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions on the terms set forth in the Agreement, as amended hereby;

                 NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1. Section 2.2(b) of the Agreement is hereby amended so that the first sentence thereof is deleted and replaced with the following:

         Each share of PGC Common Stock issued and outstanding immediately prior to the Second Effective Time (other than shares canceled pursuant to Section 2.2(a)) shall be converted into 0.9825 shares of Company Common Stock (the "PGC Conversion Ratio").

         2. Sections 2.5(b) and (c) of the Agreement are hereby amended by replacing each reference to "$41.75" with a reference to "$40.25." The parties acknowledge that although Section 2.5 also contains provisions relating to the adjustment of the Ceiling Price and the Floor Price, the parties agree that the provisions of the Agreement relating to the Ceiling Price and the Floor Price ceased to be applicable upon the obtaining of the PGC Shareholders' Approval and the Enron Shareholders' Approval.

         3. The parties acknowledge that references in the Agreement to the term "as of the date hereof," or "as of the date of this Agreement" shall continue to refer to July 20, 1996, unless otherwise specified. Unless otherwise specified, each reference in the Agreement (or in any other document referring to the Agreement) to "this Agreement" shall be to the Agreement, as amended hereby.

         4. Section 4.8 of the Agreement is hereby amended to read in its entirety as follows, and shall be deemed to be made as of the date of this
Amendment:

                 Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Enron that is included or incorporated by reference in (i) (A) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the PGC Merger (the "Registration Statement") or (B) the Post-Effective Amendment (as defined in Section 7.2(a)) will, at the time the Registration Statement or the Post-Effective Amendment becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the joint proxy statement/prospectus in definitive form, relating to the meetings of the shareholders of PGC and Enron to be held in connection with the Mergers and the prospectus relating to the Company Common Stock to be issued in the PGC Merger (the "Joint Proxy Statement") will, at the date such document is mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Supplemental Proxy Statement (as defined in Section 7.20(a)) in definitive form, relating to the Supplemental PGC Shareholders' Meeting (as defined in Section 7.20(e)) will, at the date such document is mailed to the shareholders of PGC and, as the same may be amended or supplemented, at the times of such meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the
         circumstances under which they are made, not misleading.   All
         documents that Enron is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.




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         5.       Article IV of the Agreement is hereby amended by adding the following representations, which are made as of the date of this Amendment:

                 Section 4.18 Authority, Non-Contravention and Statutory Approvals relating to the Agreement As Amended by the First Amendment.

                 (a) Authority. Enron and the Company have all requisite power and authority to enter into the First Amendment (as defined in Section 4.19) and, subject to obtaining the Enron Required Statutory Approvals, to consummate the transactions contemplated by this Agreement. The execution and delivery of the First Amendment and the consummation by Enron and the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Enron or the Company, as the case may be. The First Amendment has been duly and validly executed and delivered by Enron and the Company and, assuming the due authorization, execution and delivery of this Agreement by PGC, the Agreement constitutes the legal, valid and binding obligation of Enron and the Company, enforceable against Enron and the Company in accordance with its terms.

                 (b) Non-Contravention. Except as disclosed in Section 4.4(b) of the Enron Disclosure Schedule, the execution and delivery of the First Amendment by Enron do not, and the consummation of the transactions contemplated by this Agreement will not, result in an Enron Violation under any provisions of (i) the certificate of incorporation, bylaws or similar charter documents of Enron or any of its subsidiaries or, to Enron's knowledge, any of its joint ventures,
         (ii) subject to obtaining the Enron Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority, applicable to Enron or any of its subsidiaries or, to Enron's knowledge, any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the Enron Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Enron or any of its subsidiaries or, to Enron's knowledge, any of its joint ventures, is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Enron Violations as would not have, in the aggregate, an Enron Material Adverse Effect.

                 (c) Statutory Approvals. Except for (i) the OPUC Approval (as defined in Section 7.3(a)), (ii) a declaration of effectiveness by the SEC of the Post-Effective Amendment (as defined in Section 7.2), (iii) the matters set forth in items (c) and (f) on
         Section 4.4(c) of the Enron Disclosure Schedule, (iv) those declarations, filings, registrations, notices, authorizations, consents, findings or approvals that have already been made and (v) any supplemental filings relating to any of the foregoing required by the execution of the First Amendment or the transactions contemplated thereby, there are no Enron Required Statutory Approvals in connection with the execution and delivery of the First Amendment





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

         by Enron and the Company or the consummation by Enron and the Company of the transactions contemplated by this Agreement the failure to obtain, make or give which would have, in the aggregate, an Enron Material Adverse Effect.

                 Section 4.19 Vote Required for First Amendment. No additional vote by the holders of any capital stock of Enron is required in connection with the First Amendment to this Agreement, which amendment was executed as of April 14, 1997 (the "First Amendment").

         6. Section 5.8 of the Agreement is hereby amended to read in its entirety as follows, and shall be deemed to be made by PGC as of the date of this Amendment:

                 Section 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of PGC that is included or incorporated by reference in (i) (A) the Registration Statement or (B) the Post-Effective Amendment will, at the time the Registration Statement or the Post-Effective Amendment becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date that document is mailed to the shareholders of PGC and Enron and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Supplemental Proxy Statement will, at the date that document is mailed to the shareholders of PGC and, as the same may be amended or supplemented, at the time of the Supplemental PGC Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that PGC is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         7. Article V of the Agreement is hereby amended by adding the following representations, which are made as of the date of this Amendment:

                 Section 5.18 Authority, Non-Contravention and Statutory Approvals relating to the Agreement As Amended by the First Amendment.

                 (a) Authority. PGC has all requisite power and authority to enter into the First Amendment and, subject to the Supplemental PGC Shareholders' Approval (as defined in Section 5.19) and the PGC Required Statutory Approvals, to consummate the transactions contemplated by this Agreement. The execution and delivery of the First Amendment and





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         the consummation by PGC of the transactions contemplated by this
         Agreement and thereby have been duly authorized by all necessary corporate action on the part of PGC, subject to obtaining the Supplemental PGC Shareholders' Approval. The First Amendment has been duly and validly executed and delivered by PGC and, assuming the due authorization, execution and delivery hereof by Enron and the Company, constitutes the legal, valid and binding obligation of PGC enforceable against PGC in accordance with its terms.

                 (b) Non-Contravention. Except as disclosed in Section 5.4(b) of the PGC Disclosure Schedule, the execution and delivery of the First Amendment by PGC do not, and the consummation of the transactions contemplated by this Agreement will not, result in a PGC Violation under any provisions of (i) the articles of incorporation, bylaws or similar governing documents of PGC or any of its subsidiaries or joint ventures, (ii) subject to obtaining the PGC Required Statutory Approvals and the Supplemental PGC Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to PGC or any of its subsidiaries or joint ventures or any of their respective properties or assets, or (iii) subject to obtaining PGC Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PGC or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such PGC Violations as would not have, in the aggregate, a PGC Material Adverse Effect.

                 (c) Statutory Approvals. Except for (i) the OPUC Approval, (ii) a declaration of effectiveness by the SEC of the Post-Effective Amendment, (iii) the matters set forth in items (5) and
         (6) on Section 5.4(c) of the PGC Disclosure Schedule, (iv) those declarations, filings, registrations, notices, authorizations, consents, findings or approvals that have already been made and (v) any supplemental filings relating to any of the foregoing required by the execution of the First Amendment or the transactions contemplated thereby, there are no PGC Required Statutory Approvals in connection with the execution and delivery of the First Amendment by PGC or the consummation by PGC of the transactions contemplated by this Agreement, the failure to obtain, make or give which would have, in the aggregate, a PGC Material Adverse Effect.

                 Section 5.19 Vote Required for First Amendment. The approval of the First Amendment and the PGC Merger by the holders of a majority of the shares of outstanding PGC Common Stock (the "Supplemental PGC Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of PGC required to approve this Agreement (as amended by the First Amendment), the PGC Merger and the other transactions contemplated by this Agreement.

                 Section 5.20 Supplemental Opinion of Financial Advisor. PGC has received the opinion of Goldman, Sachs & Co. dated the date of the First Amendment to the effect that,





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

         as of such date, the consideration to be received by the holders of PGC Common Stock in the PGC Merger pursuant to this Agreement (as amended by the First Amendment) is fair from a financial point of view to the holders of PGC Common Stock.

         8. Section 7.3(a) of the Agreement is hereby amended to read in its entirety as follows:

                          (a) Regulatory Plans. Set forth on Appendix I are the terms of the revised regulatory plan to be submitted for approval by the OPUC (the "Revised OPUC Plan"). To the extent that the regulatory plans set forth in Schedule 7.3(a) (the "Regulatory Plans") relate to the OPUC or the state regulatory approval process, such regulatory plans (and
                 Schedule 7.3(a)) are hereby amended to reflect the Revised OPUC Plan. The approval of the OPUC contemplated by the Revised OPUC Plan is referred to herein as the "OPUC Approval." PGC and Enron shall cooperate in good faith, consult with each other and obtain each other's consent and agreement (which shall not be unreasonably withheld) on all components of, significant steps toward the achievement of the Revised OPUC Plan and obtaining the OPUC Approval and with respect to significant filings, communications, agreements, arrangements or consents, written or oral, formal or informal, with the OPUC and/or any intervenor or representative thereof.

         9.      Article VII of the Agreement is hereby amended by adding
Section 7.20, which shall read as follows:

                 Section 7.20 PGC Supplemental Proxy Statement and Registration Statement.

                 (a) Preparation and Filing. As promptly as reasonably practicable after the date of the First Amendment, the parties shall prepare and file with the SEC a post-effective amendment to the Registration Statement and a Proxy Statement (the "Supplemental Proxy Statement") in connection with the Supplemental PGC Shareholders' Meeting. The parties shall take such actions as may be reasonably required to cause the post-effective amendment to the Registration Statement (the "Post-Effective Amendment") to be declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also take such action as may be reasonably required to cause the shares of Company Common Stock and Company Preferred Stock issuable in connection with the Mergers to be registered under or to obtain an exemption from registration under applicable state "blue sky" or securities laws, and to promptly make any filings required in connection with the First Amendment and the transactions contemplated thereby; provided, however, that none of the Company, PGC or Enron shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which the Company will not, following the Effective Time, be so subject. Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Supplemental Proxy Statement and/or the Post-Effective Amendment. If, at any time prior to the Effective Time, Enron discovers any event or circumstance relating





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         to Enron or any of its subsidiaries, or its or their respective officers or directors, that should be set forth in an amendment to the Post-Effective Amendment or a supplement to the Supplemental Proxy Statement, Enron shall promptly inform PGC. If, at any time prior to the Effective Time, PGC discovers any event or circumstance relating to PGC or any of its subsidiaries, or its or their respective officers or directors that should be set forth in an amendment to the Post-Effective Amendment or a supplement to the Supplemental Proxy Statement, PGC shall promptly inform Enron. No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Post-Effective Amendment or the Supplemental Proxy Statement. The Post-Effective Amendment and the Supplemental Proxy Statement shall comply as to form in all material respects with the Securities Act and the rules and regulations thereunder.

                 (b) Letter of Enron's Accountants. Following receipt by Arthur Andersen LLP, Enron's independent auditors, of an appropriate request from PGC pursuant to SAS No. 72, Enron shall use best efforts to cause to be delivered to the Company and PGC a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Post-Effective Amendment and addressed to the Company and PGC, in form and substance reasonably satisfactory to the Company and PGC and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Post-Effective Amendment and the Supplemental Proxy Statement.

                 (c) Letter of PGC's Accountants. Following receipt by Arthur Andersen LLP, PGC's independent auditors, of an appropriate request from Enron pursuant to SAS No. 72, PGC shall use best efforts to cause to be delivered to the Company and Enron a letter of Arthur Andersen LLP dated a date within two business days before the effective date of the Post-Effective Amendment and addressed to the Company and Enron, in form and substance satisfactory to the Company and Enron and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Post-Effective Amendment and the Supplemental Proxy Statement.

                 (d) Fairness Opinion. Prior to mailing the Supplemental Proxy Statement to the shareholders of PGC, PGC shall have received an opinion from Goldman, Sachs & Co., dated the date of the Supplemental Proxy Statement, to the effect that, as of the date thereof, the consideration to be received by holders of PGC Common Stock pursuant to the PGC Merger is fair to such holders from a financial point of view.

                 (e) Supplemental PGC Shareholder Approval. PGC shall, as promptly as reasonably practicable after the date of the First Amendment (i) take all steps reasonably necessary to call, give notice of, convene and hold a meeting of its shareholders, which may be either a special meeting or annual meeting (the "Supplemental PGC Shareholders"





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         Meeting"), for the purpose of securing the Supplemental PGC
         Shareholders' Approval, (ii) distribute to its shareholders the Supplemental Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and bylaws, which Supplemental Proxy Statement shall contain the recommendation of the Board of Directors of PGC that its shareholders approve the PGC Merger, this Agreement and the transactions contemplated by this Agreement (as amended by the First Amendment), (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of the PGC Merger this Agreement (as amended by the First Amendment) and the transactions contemplated by this Agreement and to secure the Supplemental PGC Shareholders' Approval, and (iv) cooperate and consult with Enron with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.20(a) shall prohibit the PGC Board of Directors from failing to make or from withdrawing or modifying its recommendation to the PGC shareholders hereunder if the Board of Directors of PGC, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its shareholders under applicable law.

         10. Sections 7.12, 9.1(f) and 9.3 of the Agreement are hereby amended to (a) replace each reference to "PGC Special Meeting" with "Supplemental PGC Shareholders' Meeting" and (b) replace each reference to "PGC Shareholders' Approval" with "Supplemental PGC Shareholders' Approval."

         11. Section 7.18 of the Agreement is hereby amended to read in its entirety as follows:

                 Section 7.18 Expenses. Subject to Section 7.1 and Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, the Post-Effective Amendment and the Supplemental Proxy Statement, as well as the filing fee relating thereto, shall be shared equally by Enron, on the one hand, and PGC, on the other hand.

         12. Section 8.1(a) of the Agreement is hereby amended to read in its entirety as follows:

                 (a) Shareholder Approvals. The PGC Shareholders' Approval, the Supplemental PGC Shareholder Approval and the Enron Shareholders' Approval shall have been obtained.

         13. Section 8.1(c) of the Agreement is hereby amended to read in its entirety as follows:

                 (c) Registration Statement and Post-Effective Amendment. The Registration Statement and the Post-Effective Amendment shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.





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         14.     The second sentence of Section 8.1(e) of the Agreement is
hereby amended to read in its entirety as follows:

         A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable appeal period), and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

         15. Section 8.2(f) of the Agreement is hereby amended to read in its entirety as follows:

                 (f) Approval of Regulatory Plans. The OPUC shall have issued a Final Order that approves the Revised OPUC Plan that (i) does not include the imposition or threatened imposition of any change to the payment obligations, direct or indirect, of PGC, Enron or any affiliate of either of them set forth in Sections 2(19) and 2(20) of Appendix I, (ii) adopts the conditions set forth in Appendix I (including those set forth in Sections 2(19) and 2(20)), substantially in the form set forth in Appendix I, and (iii) does not include the imposition or threatened imposition of any other conditions that are substantive. For purposes of this Section 8.2(f), the term "threatened imposition" shall mean a formal or informal expression of intent by any Governmental Authority. For purposes of this Section 8.2(f), the term "pay" shall include, without limitation, any imputation of revenues or reduction of revenues, and the term "paying" and "payment" shall have corresponding meanings. In order for Enron to assert that the condition set forth in this Section 8.2(f) has not been satisfied as a result of any action by a Governmental Authority (including without limitation a Final Order of the OPUC), Enron must give written notice to PGC to such effect no later than five business days after the date of the receipt by Enron of notice that such Governmental Authority has taken such action.

         16. Section 9.1(b) of the Agreement is hereby amended to read in its entirety as follows:

                 (b) by Enron or PGC, by written notice to the other, if the Effective Time shall not have occurred on or before the first anniversary of the date hereof (the "Termination Date"); provided, however, that either party may extend the Termination Date for an additional six months (or three months if the condition set forth in Section 8.2(f) has been satisfied but the condition set forth in
         Section 8.1(a) has not been satisfied) from such anniversary if (i) all the conditions to consummation of the Mergers set forth in Article VIII hereof have either been satisfied or are then capable of being satisfied by such date, other than the conditions set forth in Sections 8.1(a) and/or 8.2(f) and (ii) such party believes that there is a reasonable probability that such condition will be satisfied by or before such extended Termination Date; and provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any





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         obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

         17. Section 9.1(c) of the Agreement is hereby amended to read in its entirety as follows:

                 (c) by Enron or PGC, by written notice to the other party, if (i) the Enron Shareholders' Approval shall not have been obtained at the Enron Special Meeting, including any adjournments thereof, (ii) the PGC Shareholders' Approval shall not have been obtained at the PGC Special Meeting, including any adjournments thereof or (iii) the Supplemental PGC Shareholders' Approval shall not have been obtained at the Supplemental PGC Shareholders' Meeting, including any adjournments thereof

         18. Section 9.1 of the Agreement is hereby amended by adding a new paragraph (n), which shall read as follows:

                 (n) by Enron, by written notice to PGC, if the OPUC issues an order (regardless of whether such order has become a Final Order) that disapproves the Mergers or that approves the Mergers in a manner that does not satisfy the condition set forth in Section 8.2(f).

         19. Except as expressly set forth herein, the terms and provisions of the Agreement are hereby ratified and confirmed.

         20. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.





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                          IN WITNESS WHEREOF, Enron, PGC and the Company have
         caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                ENRON CORP.


                                By: /s/ J. CLIFFORD BAXTER
                                   --------------------------------------------
                                   J. Clifford Baxter
                                   Senior Vice President, Corporate Development

                                PORTLAND GENERAL CORPORATION


                                By: /s/ JOSEPH M. HIRKO
                                   --------------------------------------------
                                   Joseph M. Hirko
                                   Senior Vice President and
                                    Chief Financial Officer

                                ENRON OREGON CORP.


                                By: /s/ EDMUND P. SEGNER, III
                                   --------------------------------------------
                                   Edmund P. Segner, III
                                   President





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